EX-28.j.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the post-effective Amendment to the Registration Statement on Form N-1A of the Bridgeway Funds, Inc. relating to the Small-Cap Momentum Fund, a series of shares of Bridgeway Funds, Inc.

/s/BBD, LLP
BBD, LLP

Philadelphia, Pennsylvania
May 26, 2010